EXHIBIT 16.1


May 21, 2002


Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for PageLab Network, Inc. and on March 5, 2001, we reported on the financial statements of PageLab Network, Inc as of and for the year ended December 31, 2000. On October 10, 2001, we resigned as independent accountants of PageLab Network, Inc. We have read PageLab Network, Inc's statements included under item 4 of its Form 8-K dated May 21, 2002, and we agree with such statements.




                                        McGladrey & Pullen, LLP


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